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        SECURITY LIFE OF DENVER INSURANCE COMPANY              EXHIBIT 1.A(3)(a)
                  DISTRIBUTION AGREEMENT



     AGREEMENT made this 22nd day of September 1994, by and between Security Life of Denver Insurance Company, a Colorado domestic insurance company ("Security Life") on its own behalf and on behalf of Security Life Separate Account Al ("Separate Account Al") and Security Life Separate Account L1 ("Separate Account L1" and both collectively referred to as "Separate Accounts"), and SLD Equities, Inc., a Colorado corporation, ("SLD Equities")

     WHEREAS, Security Life has established and maintains Separate account Al and Separate Account L1, which are separate investment accounts, for the purpose of selling variable annuity contracts and variable life contracts ("Contracts") to commence after the effectiveness of the Registration Statements relating thereto filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"), through SLD Equities, acting as general agent of Security Life;

     WHEREAS, the Separate Accounts are registered as unit investment trusts under the Investment Company Act of 1940 ("the 1940 Act");

     WHEREAS, SLD Equities is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "Securities Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

     WHEREAS, Security Life desires to retain SLD Equities as the Distributor and Principal Underwriter to provide for the sale and distribution to the public of the Contracts issued by Security Life and funded by interests in the General Account of Security Life and in Separate Account Al or Separate Account L1, and SLD Equities is willing to render such services:

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

     1. Principal Underwriter. Security Life hereby appoints SLD Equities, during the term of this Agreement, subject to the registration requirements of the 1933 Act and the 1940 Act and the provisions of the Securities Exchange Act, to be the Distributor and Principal Underwriter for the sale of Contracts to the public in each state and other jurisdictions in which the Contracts may be lawfully sold. Security Life also appoints SLD Equities as its independent General Agent for sale of its Contracts (including any riders which Security Life may make available in connection therewith or any contracts for which the Contracts may be exchanged or converted) and for sale of such other insurance contracts or annuity contracts as Security Life may, from time to time, authorize in writing by amendment thereto. SLD Equities shall offer the Contracts for sale and distribution at premium rates set by Security Life.
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     2.  Selling Agreements. SLD Equities is hereby authorized to enter into separate written agreements, on such terms and conditions as SLD Equities determines are not inconsistent with this Agreement, with such organizations which agree to participate as a general agent and/or broker-dealer in the distribution of the Contracts and to use their best efforts to solicit applications for Contracts. Any such broker-dealer (hereinafter "Broker") shall be both registered as a broker-dealer under the Securities Exchange Act and a member of the NASD. SLD Equities shall be responsible for ensuring that Broker and its agents or representatives and general agent and its sub-agents soliciting applications for Contracts shall be duly and appropriately licensed, registered and otherwise qualified for the sale of the Contracts (and the riders and other contracts offered in connection therewith) under the insurance laws and any applicable blue sky laws of each state or other jurisdiction in which such policies may be lawfully sold and in which Security Life is licensed to sell such Contracts. Security Life shall undertake to appoint Broker's qualified agents or representatives and general agent's sub-agents as life insurance agents of Security Life, provided that Security Life reserves the right to refuse to appoint any proposed representative, agent, or sub-agent, or once appointed, to terminate such appointment. SLD Equities shall be responsible for ensuring that Broker and general agent supervise its agents, representatives, or sub-agents.

     SLD Equities is also authorized to enter into separate written agreements, on such terms and conditions as SLD Equities determines are not inconsistent with this Agreement, with such organizations ("wholesalers") that agree to participate in the distribution of the Contracts and to use their best efforts to solicit Brokers and general agents that, in turn, will solicit applications of the Contracts.

     3. Life Insurance Agents. Security Life shall be responsible for ensuring that Broker and its agents or representatives and general agent and its sub-agents meet all qualifications and hold any Licenses or authorizations that may be required for the solicitation or sale of the Contracts under the insurance laws of the applicable jurisdictions.

     4. Suitability. Security Life desires to ensure that Contracts will be sold to purchasers for whom the Contract will be suitable. SLD Equities shall take reasonable steps to ensure that the various representatives of Broker and sub-agents of general agents shall not make recommendations to an applicant to purchase a contract in the absence of reasonable grounds to believe the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a representative or sub-agent after reasonable inquiry of such applicant concerning the applicant's other security holdings, insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make any premium payments contemplated by the Contracts and will keep the Policy in force for a sufficient period of time so that Security Life's acquisition costs are amortized over a reasonable period of time.

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     5.  Conformity With Registration Statement and Approved Sales Materials. In
performing its duties as Distributor, SLD Equities will act in conformity with the Prospectus and with the instructions and directions of Security Life, the requirements of the 1933 Act, the 1940 Act, the Securities Exchange Act, and all other applicable federal and state laws and regulations. SLD Equities shall not give any information nor make any representations, concerning any aspect of the Contract or of Security Life's operations to any persons or entity unless such information or representations are contained in the Registration Statement and the pertinent prospectus filed with the Securities and Exchange Commission, or are contained in sales or promotional literature approved by Security Life. SLD Equities will not use and will take reasonable steps to ensure Broker will not use any sales promotion material and advertising which has not been previously approved by Security Life.

     6. Expenses. During the term of this Agreement, SLD Equities will bear all of its expenses in complying with this Agreement, including the following expenses:

            (a) costs of sales presentations, mailings, sales promotion materials, advertising, and any other marketing efforts by SLD Equities in connection with the distribution or sale of the Contracts; and

            (b) any compensation paid to employees of SLD Equities and to wholesalers, Brokers and general agents in connection with the distribution or sale of the Contracts.

Notwithstanding any other provision of this Agreement, it is understood and agreed that Security Life shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement, and for marketing the Contract, and reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by SLD Equities.

     7. Applications. Completed applications for Contracts solicited by such Broker through its agents or representatives or by general agent through its sub-agents shall be transmitted directly to Security Life. All payments under the Contracts shall be made by check to Security Life, or by other method acceptable to Security Life, and if received by SLD Equities, shall be held at all times in a fiduciary capacity and remitted promptly to Security Life. All such payments will be the property of Security Life. Security Life has the sole authority to approve or reject such applications or payments and maintains ultimate responsibility for underwriting. Anything in this Agreement to the contrary notwithstanding, Security Life retains the ultimate right to control the sale of the Contracts and to appoint and discharge life insurance agents of Security Life.

     8. Standard of Care. SLD Equities shall be responsible for exercising reasonable care in carrying out the provisions of this Agreement.

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     9.  Reports. SLD Equities shall be responsible for maintaining the records of Broker and general agent and their agents, representatives or sub-agents who are licensed, registered and otherwise qualified to sell the Contracts; calculating and furnishing the fees payable to Brokers or general agents; and for furnishing periodic reports to Security Life as to the sale of Contracts made pursuant to this Agreement.

     10. Records. SLD Equities shall maintain and preserve such records as are required of it by applicable laws and regulations. The books, accounts and records of Security Life, the Separate Accounts and SLD Equities shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as necessary to support the reasonableness of the amounts to be paid by Security Life hereunder.

     11. Compensation. For the service rendered and product development in the initial sales efforts and continuing obligations under this Agreement, Security Life shall pay SLD Equities in the amounts set forth in Schedule A, which schedule is incorporated herein. Security Life shall arrange for the payment of commissions, through SLD Equities to those Brokers and general agents that sell Contracts under agreements entered into pursuant to Section 2, hereof, and to wholesalers that solicit brokers and general agents to sell Contracts under agreements entered into pursuant to Section 2, hereof, in amounts as may be agreed to by Security Life and SLD Equities specified in such written agreements.

     12. Investigation and Proceedings. SLD Equities and Security Life agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts distributed under this Agreement. SLD Equities further agrees to furnish regulatory authorities with any information or reports in connection with such services which may be requested in order to ascertain whether the operations of Security Life and the Separate Account are being conducted in a manner consistent with applicable laws and regulations. SLD Equities and Security Life further agree to cooperate fully in any securities regulatory investigation or proceeding with respect to Security Life, SLD Equities, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Contracts distributed under this Agreement. Without limiting the foregoing:

            (a) SLD Equities will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by Security Life with respect to SLD Equities or any agent, representative, or sub-agent of a Broker or general agent or which may affect Security Life's issuance of any Contract sold under this Agreement; and

            (b) SLD Equities will promptly notify Security Life of any customer complaint or notice of any regulatory investigation or proceeding received by SLD Equities or its affiliates with respect to Security Life or any agent, representative, or sub-agent of a Broker or general agent in connection

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                 with any Contract distributed under this Agreement or any
                 activity in connection with any such Contract.

In the case of a meritorious customer complaint, SLD Equities and Security Life will cooperate in investigating such complaint and any response will be sent to the other party to this Agreement for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or telegraph.

     13. Indemnification. Security Life hereby agrees to indemnify and hold harmless SLD Equities and its officers and directors, and employees for any expenses (including legal expenses), losses, claims, damages, or liabilities incurred by reason of any untrue or alleged untrue statement or representation of a material fact or any omission or alleged omission to state a material fact required to be stated to make other statements not misleading, if made in reliance on any prospectus, registration statement, post-effective amendment thereof, or sales materials supplied or approved by Security Life or the Separate Accounts. Security Life shall reimburse each such person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, liability, damage, or claim. However, in no case shall Security Life be required to indemnify for any expenses, losses, claims, damages, or liabilities which have resulted from the willful misfeasance, bad faith, negligence, misconduct, or wrongful act of SLD Equities.

     SLD Equities hereby agrees to indemnify and hold harmless Security Life, its officers, directors, and employees, and the Separate Accounts for any expenses, losses, claims, damages, or liabilities arising out of or based upon any of the following in connection with the offer or sale of the contracts: 1) except for such statements made in reliance on any prospectus, registration statement or sales material supplied or approved by Security Life or the Separate Accounts, any untrue or alleged untrue statement or representation made; 2) any failure to deliver a currently effective prospectus; 3) the use of any unauthorized sales literature by any officer, employee, agent, or sub-agent of SLD Equities, Broker or general agent; or 4) any willful misfeasance, bad faith, negligence, misconduct or wrongful act. SLD Equities shall reimburse each such person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, liability, damage, or claim.

     Promptly after receipt by a party entitled to indemnification ("indemnified party") of notice of the commencement of any action, if a claim for indemnification in respect thereof is to be made against Security Life or SLD Equities ("indemnifying party") such indemnified party will notify indemnifying party in writing of the commencement thereof, but failure to notify the indemnifying party of any claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of this agreement contained in this Section 13. The indemnifying party will be entitled to participate in the defense of the indemnified party and such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified party, for reasonable legal and other expenses incurred by such indemnified party in defending himself.

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     14. Agent of Security Life or Separate Accounts. Any person, even though also an officer, director, employee, or agent of SLD Equities, who may be or become an officer, director, employee, or agent of Security Life or the Separate Accounts shall be deemed, when rendering services to Security Life or the Separate Accounts or acting in any business of Security Life or the Separate Accounts, to be rendering such services to or acting solely for Security Life or the Separate Accounts and not as an officer, director, employee, or agent or one under the control or direction of SLD Equities even though paid by SLD Equities. Likewise, any person, even though also an officer, director, employee, or agent of Security Life or the Separate Accounts, who may be or become an officer, director, employee, or agent of SLD Equities shall be deemed, when rendering services to SLD Equities or acting in any business of SLD Equities to be rendering such services to or acting solely for SLD Equities and not as an officer, director, employee, or agent or one under the control or direction of Security Life or the Separate Accounts even though paid by Security Life or the Separate Accounts.

     15. Books and Records. It is expressly understood and agreed that all documents, reports, records, books, files and other materials relating to this Agreement and the services to be performed hereunder shall be the sole property of Security Life and the Separate Accounts and that such property shall be held by SLD Equities as agent, during the effective term of this Agreement. This material shall be delivered to Security Life upon the termination of this Agreement free from any claim or retention of rights by SLD Equities. During the term of this Agreement and for a period of three years from the date of termination of this Agreement, SLD Equities will not disclose or use any records or information and will regard and preserve as confidential all information related to the business of Security Life or the Separate Accounts that may be obtained by SLD Equities from any source as a result of this Agreement and will disclose such information only if Security Life or the Separate Accounts have authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities. SLD Equities further acknowledges and agrees that, in the event of a breach or threatened breach by it of the provisions of this article, Security Life will have no adequate remedy in moneys or damages and, accordingly, Security Life shall be entitled in its discretion to seek an injunction against such breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedy in the event of a breach of a provision of this Agreement.

     16. Employees. SLD Equities will not employ, except with the prior written approval of the Commissioner of Insurance of the state of Colorado, in any material connection with the handling of the Separate Accounts' assets any person who, to the knowledge of SLD Equities:

            (a) in the last 10 years has been convicted of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code; or

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            (b)  within the last 10 years has been found by any state regulatory authority to have violated or has acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation or

            (c) within the last 10 years has been found by any federal or state regulatory authorities to have violated or have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.

     17. Termination. This Agreement shall terminate automatically upon its assignment without the prior written consent of both parties. This Agreement may be terminated at any time, for any reason, by either party on 60 days' written notice to the other party, without the payment of any penalty. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Contracts in effect at time of termination, and the agreements contained in Sections 12 and 13 hereof.

     18. Regulation. This Agreement shall be subject to the provisions of the 1940 Act and the Securities Exchange Act and the rules, regulations and rulings thereunder, and of the applicable rules and regulations of the NASD, and applicable state insurance law and other applicable law, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

     19. Independent Contractor. SLD Equities shall act as an independent contractor and nothing herein contained shall constitute SLD Equities or its agents, officers or employees as agents, officers, or employees of Security Life in connection with the sale of the Contacts.

     20. Notices. Notices of any kind to be given to SLD Equities by Security Life or the Separate Accounts shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to SLD Equities at 1290 Broadway, Denver, Colorado 80203, or at such other address or to such individual as shall be specified by SLD Equities. Notices of any kind to be given to Security Life or the Separate Accounts shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to them at 1290 Broadway, Denver, Colorado 80203, or at such other address or to such individual as shall be specified by Security Life.

     If any provisions of this Agreement shall be held or made invalid by a court decision, statute rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     21. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Colorado.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                       SECURITY LIFE OF DENVER INSURANCE COMPANY



                                       By:  /s/ V. S. Benfell
                                            PRESIDENT

ATTEST:


/s/ Eugene L. Copeland
SECRETARY


                                       SLD EQUITIES, INC.


                                       By:  /s/ Steve Largent
                                            PRESIDENT


WITNESS:


/s/ Bonnie C. Dailey
VICE PRESIDENT

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                                 SCHEDULE "A"

                             COMPENSATION SCHEDULE


This Schedule "A" to the Distribution Agreement between Security Life of Denver Insurance Company ("Security Life") and SLD Equities, Inc. ("SLD Equities"), dated September 22, 1994, sets forth the compensation to be paid to SLD Equities for its services as underwriter and distributor of the following products, as follows:

1.  EXCHEQUER ANNUITY
    A Flexible Premium Deferred Combination Fixed & Variable Annuity Contract Form 1192(VA)

    Total Gross Dealer Concessions earned in the first year by Selling Broker-Dealer pursuant to its Selling Agreement with Security Life and SLD Equities (pursuant to the Selling Broker-Dealer's election, this will be either 5% or 6% of funds actually received and accepted by Security Life during the first year of the contract), plus an additional 1% of funds actually received and accepted by Security Life during the first year of the contract.

    After the first year, all Trail Commissions calculated by Security Life to be due and payable to the Selling Broker-Dealers under the Selling Agreements.

2.  FIRSTLINE
    Variable Life Policy
    Form 1191(VUL)

    Total Gross Dealer Concessions earned by Selling Broker-Dealer pursuant to its Selling Agreement with Security life and SLD Equities (this will be 95% of all premium allocated to the first target, regardless of policy year), plus 10% of all such target premium.

    All Trail Commissions, including Renewal and Ultimate Commissions, calculated by Security Life to be due and payable to the Selling Broker-Dealers under the Selling Agreements.

All commissions shall be paid only on an earned basis, as calculated on the next Commission cycle.

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